Exhibit 21.1

SUBSIDIARIES OF

LEAP THERAPEUTICS, INC.

Subsidiary	Jurisdiction of Incorporation/Organization
GITR, Inc.	Delaware
HealthCare Pharmaceuticals Pty Ltd	Australia
Leap Therapeutics Ltd.	Israel